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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                  April 5, 1997

                                  DQE, INC.
             (Exact name of registrant as specified in its charter)



          STATE OF PENNSYLVANIA               1-10290                          25-1598483
           (State or other                  (Commission                      (IRS Employer
           jurisdiction of                  File Number)                   Identification No.)
           incorporation)



DQE, Inc.
Cherrington Corporate Center, Suite 100
500 Cherrington Parkway                                                         15108-3184
Coraopolis, Pennsylvania                                                        (Zip Code)
(Address of principal executive offices)
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Registrant's telephone number, including area code:  (412) 262-4700




                                       N/A
          (Former name or former address, if changed since last report)
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Items 1 - 4.  Not Applicable.

Item 5.  Other Events

                  The following information was included in a joint press release issued by DQE, Inc., a Pennsylvania corporation, ("the Company"), and Allegheny Power System, Inc., a Maryland Corporation ("APS") on April 7, 1997:

                  The Company, the parent company of Duquesne Light
Company, and APS have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction creating a company with a total market capitalization of approximately $10.6 billion ($6.2 billion in equity and $4.4 billion in net debt and preferred stock). The merger is intended to be accounted for as a pooling of interests.

                  The merger, which was unanimously approved by both companies' boards of directors, will create a diversified energy company with two million customers in five states and generating capacity of more than 11,000 megawatts of electricity. The combined company will be called Allegheny Energy.

                Under the terms of the transaction, Company shareholders will receive 1.12 shares of the APS common stock for each share of Company common stock. APS will issue approximately 86.5 million shares, valued at approximately $2.6 billion, to shareholders of the Company in the transaction, based upon the closing stock price on April 4, 1997 of $29.75 per share of the APS common stock. The Company's net debt and preferred stock, as of December
31, 1996, was $1.7 billion. Shareholders of the Company will receive APS' dividend in effect at the time of the closing of the merger. APS currently pays an annual dividend of $1.72 per share. Following the merger, Duquesne Light
Company shall continue to be a subsidiary of the Company and its preferred stock and debt will not be affected by the merger.

                  Alan J. Noia will be the Chairman and Chief Executive Officer of Allegheny Energy and David D. Marshall will be Allegheny Energy's President and Chief Operating Officer. The board of directors of Allegheny Energy will consist of nine directors nominated by APS and six directors nominated by the Company. Allegheny Energy will be headquartered near Hagerstown, Maryland with a significant operating presence in both the Pittsburgh and Greensburg, Pennsylvania areas.

                  The merger is conditioned, among other things, upon the approvals of each company's shareholders and the necessary approvals of various state and federal regulatory agencies, including the public utility commissions in


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A:42609.1
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Pennsylvania and Maryland; the Securities and Exchange Commission; the Federal
Energy Regulatory Commission and the Nuclear Regulatory Commission. The companies are hopeful that the required approvals can be obtained within 12 to 18 months.

                  APS provides electric service to nearly 1.4 million customers in parts of Maryland, Ohio, Pennsylvania, Virginia and West Virginia, an area of about 29,100 square miles with a population of nearly 3 million.
Incorporated in Maryland in 1925 with headquarters near Hagerstown, Maryland, APS is a registered public utility holding company that derives substantially all of its income from the operations of its electric utility subsidiaries, Monongahela Power Company, The Potomac Edison Company, and West
Penn Power Company. APS has a wholly owned, nonutility subsidiary, AYP
Capital, which is pursuing and developing opportunities related to its core utility business.

                  The preceding is qualified in its entirety by reference to the Merger Agreement, Stock Option Agreement and Letter Agreement, which are attached hereto as exhibits.

Item 6.  Not Applicable.

Item 7.  Exhibits.

2(a) Agreement and Plan of Merger dated as of April 5, 1997 among the Company, APS and AYP Sub, Inc.

2(b) Stock Option Agreement, dated as of April 5, 1997, between the Company and APS.


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2(c)         Letter Agreement, dated as of April 5, 1997, between
             the Company and APS.

(99)         Press Release, dated April 7, 1997, issued by the
             Company and APS.



                                    SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             DQE, Inc.



                                             By: /s/ Victor A. Roque
                                                 --------------------------
Date: April 8, 1997                              Victor A. Roque
                                                 Vice President and General
                                                    Counsel

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